EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

PLATFORM SPECIALTY PRODUCTS CORPORATION

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this certificate of incorporation and do hereby certify as follows:

FIRST. The name of the corporation is Platform Specialty Products Corporation (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, City of Dover, County of Kent, State of Delaware 19904. The name of its registered agent at such address is National Registered Agents, Inc.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH.

A.	CLASSES OF STOCK.

1. Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is two hundred five million (205,000,000) shares, divided into: (i) two hundred million (200,000,000) shares, par value $0.01 per share, of common stock (the “Common Stock”); and (ii) five million (5,000,000) shares, par value $0.01 per share, of preferred stock (the “Preferred Stock”), of which two million (2,000,000) shares are designated as “Series A Preferred Stock” (the “Series A Preferred Stock”).

2. Additional Series of Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions thereof, to provide from time to time out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series. The designations, powers, preferences and relative, participating, optional, special and other rights of each series of Preferred Stock, if any, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the General Corporation Law of the State of Delaware, without the separate vote of the holders of the Preferred Stock as a class.

B.	COMMON STOCK.

1. Dividends. Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock then outstanding, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

2. Voting Rights. Except as may otherwise be provided in the certificate of incorporation of the Corporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock) or by applicable law, each holder of Common Stock, as such, shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

3. Liquidation Rights. Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock then outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation, dissolution or winding up of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3.

C.	SERIES A PREFERRED STOCK.

The powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of Series A Preferred Stock are as follows:

1. Definitions. The following terms have the following meanings for purposes of this Article FOURTH C.:

(a) “Annual Dividend Amount” means the amount calculated as follows:

A X B, where

“A” = an amount equal to twenty percent (20%) of the increase (if any) in the value of a share of Common Stock, such increase calculated as being the difference between (i) the Dividend Price for that Dividend Year, and (ii) (x) if no Annual Dividend Amount has previously been paid, a price of $10.00 per share of Common Stock, or (y) if an Annual Dividend Amount has previously been paid, the highest Dividend Price for any prior Dividend Year, which such amount shall be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding shares of Common Stock into a greater or lesser number of shares occurring after the original filing of this certificate of incorporation without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Series A Preferred Stock; and

“B” = a number of shares of Common Stock equal to such number of ordinary shares of Platform Acquisition Holdings Limited as was in issue on the Date of Admission plus the number of ordinary shares of Platform Acquisition Holdings Limited as was issuable upon automatic conversion of the founder preferred shares of Platform Acquisition Holdings Limited in accordance with the articles of association of Platform Acquisition Holdings Limited as if converted on the Date of Admission, which such amount shall be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding shares of Common Stock into a greater or lesser number of shares occurring after the original filing of this certificate of incorporation without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Series A Preferred Stock.

(b) “Average Price” means for any security, as of any date: (i) in respect of ordinary shares of Platform Acquisition Holdings Limited, the mid-market closing price of ordinary shares of

Platform Acquisition Holdings Limited on the London Stock Exchange as shown on Bloomberg; (ii) in respect of any other security, the volume weighted average price for such security on the London Stock Exchange as reported by Bloomberg through its “Volume at Price” functions; (iii) if the London Stock Exchange is not the principal securities exchange or trading market for that security, the volume weighted average price of that security on the principal securities exchange or trading market on which that security is listed or traded as reported by Bloomberg through its “Volume at Price” functions; (iv) if the foregoing do not apply, the last closing trade price of that security in the over-the-counter market on the electronic bulletin board for that security as reported by Bloomberg; or (v) if no last closing trade price is reported for that security by Bloomberg, the last closing ask price of that security as reported by Bloomberg. If the Average Price cannot be calculated for that security on that date on any of the foregoing bases, the Average Price of that security on such date shall be the fair market value as mutually determined by the Corporation and the holders of at least a majority in voting power of the then outstanding shares of Series A Preferred Stock (acting reasonably), voting separately as a single class.

(c) “Bloomberg” means Bloomberg Financial Markets.

(d) “Business Combination Agreement” means the Business Combination Agreement and Plan of Merger, made as of October 10, 2013, by and among the Corporation, Platform Delaware Holdings, Inc., Platform Merger Sub, LLC, MacDermid Holdings, LLC, Tartan Holdings, LLC, MacDermid, Incorporated, and CSC Shareholder Services LLC, as seller representative.

(e) “Change of Control” means the acquisition of Control of the Corporation by any person or party (or by a group of person or parties who are acting in concert).

(f) “Completion Date” means the date upon which the Merger (as defined in the Business Combination Agreement) becomes effective.

(g) “Control” means

1.	The power (whether by way of record or beneficial ownership of shares, proxy, voting agreement or otherwise) to:

a.	vote or cause to be voted, more than fifty percent (50%) of the then outstanding shares of Common Stock; or

b.	elect, or cause the election of, or remove, all or a majority of the members of the Board of Directors,

excluding, in each case, any such power that arises as a result of the issuance of shares of Common Stock by the Corporation in connection with the acquisition contemplated by the Business Combination Agreement; or

2.	record or beneficial ownership of more than fifty percent (50%) of the then outstanding shares of Common Stock.

(h) “Date of Admission” means the date ordinary shares of Platform Acquisition Holdings Limited were admitted to the standard segment of the Official List maintained by the FCA acting in its capacity as competent authority for the purposes of admission to the Official List and to trading on the London Stock Exchange’s main market for listed securities.

(i) “Dividend Date” means in respect of a Dividend Year, the last date of such Dividend Year, except that (i) in the event of the Company’s dissolution, the date that is the last Trading Day immediately prior to the date of dissolution, and (ii) in the event of the automatic conversion of shares of Series A Preferred Stock into shares of Common Stock upon a Mandatory Conversion Date, the date that is the last Trading Day immediately prior to such Mandatory Conversion Date.

(j) “Dividend Price” means the amount calculated by adding together the Average Price for each of the last ten (10) consecutive Trading Days in the relevant Dividend Year, and dividing such amount by ten (10).

(k) “Dividend Year” means the period commencing on the day immediately after the Completion Date and ending on the last day of that Financial Year, and thereafter each subsequent Financial Year, except that: (i) in the event of the Corporation’s dissolution, the relevant Dividend Year shall end on the Trading Day immediately prior to the date of dissolution; and (ii) in the event of the automatic conversion of the Series A Preferred Stock into shares of Common Stock upon a Mandatory Conversion Date, the relevant Dividend Year shall end on the Trading Day immediately prior to such Mandatory Conversion Date.

(l) “Financial Year” means the financial year of the Corporation, being the twelve (12) month (or shorter) period ending on December 31st in each year, except in respect of the first financial year of the Corporation, which shall end on December 31, 2014, or such other financial year(s) (each of which may be a twelve (12) month period or any longer or shorter period) as may be determined from time to time by resolution of the Board of Directors.

(m) “Independent Directors” means those members of the Board of Directors from time to time considered by the Board of Directors to be “independent” as that term is defined under the applicable rules and regulations of the SEC and the corporate governance standards of the NYSE (or other applicable securities exchange or quotation system on which shares of Common Stock are listed).

(n) “Junior Stock” means the Common Stock and any outstanding series of Preferred Stock ranking junior to the Series A Preferred Stock as to dividends or distributions payable to holders of capital stock of the Corporation upon a liquidation, dissolution or winding up of the Corporation, as applicable.

(o) “London Stock Exchange” means London Stock Exchange plc.

(p) “Mandatory Conversion Date” means the earlier to occur of (i) a Change of Control, or (ii) the last day of the seventh (7th) full Financial Year of the Corporation after the Completion Date, or, if either such day is not a Trading Day, on the first Trading Day immediately following such day; provided, however, that the holders of at least a majority in voting power of the then outstanding shares of Series A Preferred Stock may request, by writing delivered to the Corporation prior to the tenth (10th) business day prior to the last day of the seventh (7th) full Financial Year of the Corporation after Completion Date, that the day described in clause (ii) be deferred until the last day of the eighth (8th) full Financial Year of the Corporation after the Completion Date, and the Board of Directors, including by a majority of the Independent Directors, by resolution or resolutions thereof, determines to so defer the day as so requested, then the day in clause (ii) shall be the last day of the eighth (8th) full Financial Year of the Corporation after the Completion Date, or, if such day is not a Trading Day, on the first Trading Date immediately following such day; provided, further, that the holders of at least a majority in voting power of the then outstanding shares of Series A Preferred Stock may request, by writing delivered to the Corporation prior to the tenth (10th) business day prior to the last day of the eighth (8th) full Financial Year of the Corporation after the Completion Date, that the day described in clause (ii) be deferred until the last day of the ninth (9th) full Financial Year of the Corporation after the Completion Date, and the Board of Directors, including by a majority of the Independent Directors, by resolution or resolutions thereof, determines to so defer the day as requested, then the day in clause (ii) shall be the last day of the ninth (9th) full Financial Year of the Corporation after the Completion Date, or, if such day is not a Trading Day, on the first Trading Date immediately following such day; provided, further, that the holders of at least a majority in voting power of the then outstanding shares of Series A Preferred Stock may request, by writing delivered to the Corporation prior to the tenth (10th) business day prior to the last day of the ninth (9th) full Financial Year of the Corporation after the Completion Date, that the day described in clause (ii) be deferred until the last day of the tenth (10th) full Financial Year of the Corporation after the Completion Date, and the Board of Directors, including by a majority of the Independent Directors, by resolution or resolutions thereof, determines to so defer the day as requested, then the day in clause (ii) shall be the last day of the tenth (10th) full Financial Year of the Corporation after the Completion Date, or, if such day is not a Trading Day, on the first Trading Date immediately following such day.

(q) “NYSE” means the New York Stock Exchange or any successor national securities exchange.

(r) “Parity Stock” means any outstanding series of Preferred Stock ranking on parity with the Series A Preferred Stock as to dividends or distributions payable to the holders of capital stock of the Corporation upon a liquidation, dissolution or winding up of the Corporation, as applicable.

(s) “Payment Date” means the date fixed by the Board of Directors for the payment of the Annual Dividend Amount, which date shall be no later than ten (10) Trading Days after the Dividend Date, except in respect of any Annual Dividend Amount becoming due on the Trading Day immediately prior to the date of the Company’s dissolution, in which case, such date shall be such Trading Day, and except in respect of any Annual Dividend Amount becoming due on account of an automatic conversion of shares of Series A Preferred Stock into shares of Common Stock upon a Mandatory Conversion Date occasioned by a Change in Control, in which case, such date shall be the Trading Day immediately prior to the Mandatory Conversion Date.

(t) “SEC” means the United States Securities and Exchange Commission.

(u) “Senior Stock” means any outstanding series of Preferred Stock ranking senior to the Series A Preferred Stock as to dividends or distributions payable to holders of capital stock of the Corporation upon a liquidation, dissolution or winding up of the Corporation, as applicable.

(v) “Trading Date” means any day on which the NYSE (or other applicable securities exchange or quotation system) is open for business and on which shares of Common Stock may be traded (other than a day on which the NYSE (or other applicable securities exchange or quotation system) is scheduled to or does close prior to its regular weekday closing time).

2. Dividends. Subject to the rights of the holders of any Senior Stock (as to dividends), and on parity with the holders of any Parity Stock (as to dividends), the holders of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of assets legally available therefor, and payable in preference and priority to the declaration or payment of any dividends on any Junior Stock (as to dividends), cumulative annual dividends of the Annual Dividend Amount commencing from the date that is (i) after the Completion Date, and (ii) after the Average Price per share of Common Stock has been $11.50 per share or more (as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Common Stock into a greater or lesser number of shares occurring after the original fling of this certificate of incorporation without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Series A Preferred Stock) for ten (10) consecutive Trading Days. The Annual Dividend Amount shall be paid in shares of Common Stock on the Payment Date and shall be allocated among the holders of shares of Series A Preferred Stock pro rata based on the number of shares of Series A Preferred Stock held by them on the relevant Dividend Date, divided by the Average Price per share of Common Stock on the relevant Dividend Date (provided that any fractional shares of Common Stock due pursuant to such calculation shall not be paid and instead the nearest lower whole number of shares of Common Stock shall be paid). For the avoidance of doubt, the Annual Dividend Amount shall be payable in full and shall not be subject to prorating notwithstanding any Dividend Year being longer or shorter than twelve (12) months.

3. Voting Rights. Except as may otherwise be provided in the certificate of incorporation of the Corporation or by applicable law, each holder of Series A Preferred Stock, as such, shall not be entitled to vote and shall not be entitled to any voting powers in respect thereof. For so long as any shares of Series A Preferred Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of at least seventy-five percent (75%) of the shares of Series A Preferred Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of the certificate of incorporation of the Corporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Series A Preferred Stock. Notwithstanding Article SEVENTH of this certificate of incorporation, any action required or permitted to be taken at any meeting of the holders of Series A Preferred Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Series A Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series A Preferred Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the take of corporate action without a meeting by less than unanimous written consent of the holders of Series A Preferred Stock shall, to the extent required by law, be given to those holders of Series A Preferred Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Series A Preferred Stock to take the action were delivered to the Corporation.

4. Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, subject to the rights of the holders of any Senior Stock (as to distributions payable to the holders of capital stock of the Corporation upon a liquidation, dissolution or winding up of the Corporation), and on parity with the holders of any Parity Stock (as to distributions payable to the holders of capital stock of the Corporation upon a liquidation, dissolution or winding up of the Corporation) the holders of the Series A Preferred Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably with the Common Stock in proportion to the number of shares of Common Stock into which such shares of Series A Preferred Stock may then be converted. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation, dissolution or winding up of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.

5. Conversion.

(a) Automatic Conversion. Upon the Mandatory Conversion Date, each outstanding share of Series A Preferred Stock shall automatically be converted into one (1) share of Common Stock.

(b) Optional Conversion. Each outstanding share of Series A Preferred Stock may be converted into one (1) share of Common Stock by written notice of the holder thereof delivered the Corporation specifying the number of shares of Series A Preferred Stock to be converted (if such notice is silent as to the number of shares of Series A Preferred Stock held by the holder and proposed to be converted hereunder, the notice shall be deemed to apply to all shares of Series A Preferred Stock held by such holder) and the surrender of the certificate(s) representing the shares of Series A Preferred Stock proposed to be converted hereunder, duly indorsed for transfer to the Corporation, on the fifth (5th) Trading Day following receipt of said notice and certificate(s) by the Corporation (the “Optional Conversion Date”). In the event of a conversion of share(s) of Series A Preferred Stock pursuant to this Section 5(b), the holder whose shares are so converted shall not be entitled to receive, in respect of the share(s) of Series A Preferred Stock so converted, the relevant pro rata amount of the Annual Dividend Amount which may have been attributable to such shares of Series A Preferred Stock in respect of the Dividend Year in which the Optional Conversion Date occurs.

(c) Mechanics of Conversion. Before any holder of shares of Series A Preferred Stock shall be entitled to receive certificate(s) representing the shares of Common Stock into which shares of

Series A Preferred Stock shall have been converted pursuant to this Section 5, such holder shall surrender the certificate(s) representing such shares of Series A Preferred Stock to the Corporation, duly indorsed for transfer to the Corporation. The Corporation shall, as soon as practicable, and in no even later than ten (10) days after the delivery of said certificate(s), issue and deliver to such holder, or the nominee or nominees of such holder, certificate(s) representing the number of shares of Common Stock to which such holder shall be entitled under this Section 5, and the certificate(s) representing the share(s) of Series A Preferred Stock so converted shall be cancelled. The person(s) entitled to receive share(s) of Common Stock issuable upon conversion of share(s) of Series A Preferred Stock pursuant to this Section 5 shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the Mandatory Conversion Date or the Optional Conversion Date, as applicable.

(d) Adjustments. In the event that at any time or from time to time after the original filing of this certificate of incorporation, the Corporation effects a subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Series A Preferred Stock, then and in each such event, the share(s) of Common Stock to be received upon conversion of share(s) of Series A Preferred Stock pursuant to this Section 5 shall be proportionately increased or decreased, as applicable.

FIFTH. The incorporator of the corporation is Brian J. Gavsie, whose mailing address is Greenberg Traurig, P.A., 401 East Las Olas Boulevard, Suite 2000, Fort Lauderdale, Florida 33301.

SIXTH. Board of Directors.

(a) Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) Removal of Directors. Except for such additional directors, if any, as are elected by the holders of any outstanding series of Preferred Stock as provided for or fixed pursuant to the provisions of Article FOURTH hereof, any director or the entire Board of Directors may be removed, solely by the affirmative vote of the holders of at least a majority in voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

(c) Vacancies. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock as provided for or fixed pursuant to the provisions of ARTICLE FOURTH hereof, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

(d) Automatic Increase/Decrease in Authorized Directors. During any period when the holders of any outstanding series of Preferred Stock as provided for or fixed pursuant to the provisions of Article FOURTH hereof have the right to elect one or more additional directors, then upon commencement of, and for the duration of, the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such outstanding series of Preferred Stock shall be entitled to elect the additional director or directors so provided or fixed pursuant to said provisions of Article FOURTH hereof; and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions of Article FOURTH hereof, whichever occurs earlier, subject to such director’s earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series of Preferred Stock pursuant to the provisions of Article FOURTH hereof, whenever the holders of any outstanding series of Preferred Stock having the right to elect one or more additional directors are divested of such right pursuant to the provisions of such capital stock, the terms of office of each such additional director elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, retirement, disqualification or removal of each such additional director, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be decreased by such specified number of directors.

(e) No Written Ballot. Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

(f) Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend and repeal the by-laws of the Corporation. Any by-law that is to be made, altered, amended or repealed by the stockholders of the Corporation shall receive the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2⁄3%) in voting power of the then outstanding shares of capital stock of the Corporation entitled to vote.

(g) Meetings of Stockholders. Except as may otherwise be provided for or fixed pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any outstanding series of Preferred Stock, special meetings of stockholders for any purpose or purposes may be called at any time, but only by (i) the Chief Executive Officer of the Corporation, or (ii) the Board of Directors. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons. Any meeting of stockholders may be postponed by action of the Board of Directors or by the person calling such meeting (if other than the Board of Directors) at any time in advance of such meeting.

SEVENTH. Except as may otherwise be provided for or fixed pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any outstanding series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

EIGHTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

NINTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this certificate of incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this certificate of incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article NINTH.

[Signature Page Follows]

The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this the 22nd day of January, 2014.

/s/ Brian J. Gavsie Brian J. Gavsie
Incorporator